MASTER ACCOUNTING SERVICES AGREEMENT

This AGREEMENT is made as of June 30, 2009 by and among STATE FARM INVESTMENT MANAGEMENT CORP. (“Investment Adviser”) each management investment company identified on Appendix A hereto (each such management investment company and each management investment company made subject to this Agreement in accordance with Section 8.5 below shall hereinafter be referred to as a “Fund” and are sometimes collectively hereinafter referred to as the “Funds”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Accounting Agent”).

WHEREAS, the Investment Adviser serves as the investment adviser to the management investment companies identified on Appendix A hereto (each such management investment company identified shall hereinafter be referred to as a “Fund” and collectively the “Funds”);

WHEREAS, Investment Adviser is obligated to provide to the accounting and recordkeeping services described in this Agreement to the Funds;

WHEREAS, Investment Adviser desires to appoint the Accounting Agent to perform such accounting and recordkeeping services to the Funds on behalf of the Investment Adviser;

WHEREAS, each Fund is authorized to issue common stock or shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Investment Adviser intends that this Agreement be applicable to the Funds’ series of Shares (as identified on Appendix A hereto (each such series referred to as a “Portfolio” and together with all other series subsequently established by such Fund and made subject to this Agreement in accordance with Section 8.6 below, shall hereinafter be referred to as the “Portfolio(s)”);

WHEREAS, certain Portfolios are authorized to issue their Shares in multiple share classes; and

WHEREAS, the Accounting Agent is willing to perform such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1. DUTIES OF THE ACCOUNTING AGENT.

SECTION 1.1 BOOKS OF ACCOUNT.

The Accounting Agent shall maintain the books of account of each Fund and shall perform the following duties in the manner prescribed by such Fund’s currently effective prospectus, statement of additional information or other governing document, copies of which have been supplied to the Accounting Agent (a “governing document”):

•	Record general ledger entries;

•	Accrue/calculate daily expenses;

•	Calculate daily income;

•	Reconcile daily activity to the trial balance;

•	Calculate the net asset value of each Portfolio/share class, as applicable and provide such net asset values to Investment Adviser, the transfer agent for such Portfolios and NASDAQ on a timely basis;

•	Allocate components of net assets from a master portfolio to each Portfolios that invests into that master portfolio;

•	Assist Investment Adviser in determining fair value of securities held by the Portfolios;

•	Calculate in a timely and accurate manner recommended income and capital gain amounts to be distributed to shareholders of a Portfolio;

•	Assist in preparing Portfolio financial information required to be included in Forms N-Q and N-CSR;

•	Provide information to the Investment Adviser, Fund and Portfolio as reasonably requested to assist with audits or SEC exams; and

•	Prepare account balances.

Investment Adviser shall provide timely prior notice to the Accounting Agent of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Fund’s governing document and shall supply the Accounting Agent with copies of all amendments and/or supplements to the governing documents in a timely manner. For purposes of calculating the net asset value of a Fund, the Accounting Agent shall value each Fund’s portfolio securities utilizing prices obtained from sources designated by the Investment Adviser (collectively, the “Authorized Price Sources”) on a Price Source Authorization substantially in the form attached hereto as Exhibit A, as the same may be amended from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 2.2 below) (the “Price Source Authorization”). The Accounting Agent shall not be responsible for any revisions to calculations made by the Fund unless such revisions are communicated in writing to the Accounting Agent.

SECTION 1.2 RECORDS.

The Accounting Agent shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of each Fund under the Investment Company Act of 1940, as amended, specifically Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the applicable Fund and shall at all times during the regular business hours of the Accounting Agent be open for inspection by duly authorized officers, employees or agents of the applicable Fund and employees and agents of the Securities and Exchange Commission. Subject to Section 3 below, the Accounting Agent shall preserve for the period required by law the records required to be maintained thereunder.

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SECTION 1.3 APPOINTMENT OF AGENTS.

The Accounting Agent may at its own expense employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce the Accounting Agent’s obligations or liabilities hereunder.

SECTION 2. DUTIES OF INVESTMENT ADVISER.

SECTION 2.1 DELIVERY OF INFORMATION.

Investment Adviser shall provide, or shall cause a third party to provide, timely notice to the Accounting Agent of certain data as a condition to the Accounting Agent’s performance described in Section 1 above. The data required to be provided pursuant to this section is set forth on Schedule A hereto, which schedule may be separately amended or supplemented by the parties from time to time.

The Accounting Agent is authorized and instructed to rely upon the information it receives from the Investment Adviser, a Fund or any third party acting on behalf of a Fund or the Investment Adviser. The Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of any Fund.

SECTION 2.2 PROPER INSTRUCTIONS.

The Fund, the Investment Adviser or any other person duly authorized by the Fund or the Investment Adviser shall communicate to the Accounting Agent by means of Proper Instructions. Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Board of Directors or Board of Trustees of a Fund or the Investment Adviser shall have from time to time authorized or (ii) communication effected directly between a Fund or the Investment Adviser or the third-party agents of either (each, a “Third Party Agent”) and the Accounting Agent by electro-mechanical or electronic devices, provided that the Investment Adviser or such Fund and the Accounting Agent agree to security procedures. The Accounting Agent may rely upon any Proper Instruction believed by it to be genuine and to have been properly issued by or on behalf of the applicable Fund. Oral instructions shall be considered Proper Instructions if the Accounting Agent reasonably believes them to have been given by a person authorized to give such instructions. The Fund shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. The Investment Adviser or the Fund shall give timely Proper Instructions to the Accounting Agent in regard to matters affecting accounting practices and the Accounting Agent’s performance pursuant to this Agreement.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY.

The Accounting Agent shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be kept indemnified by the Investment Adviser, and shall

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be without liability for any action taken or omitted by it in good faith without negligence including, without limitation, acting in accordance with any Proper Instruction. It shall be entitled to rely on and may act upon the advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Without in any way limiting the generality of the foregoing, the Accounting Agent shall in no event be liable for any loss or damage arising from causes beyond its reasonable control including, without limitation, delay or cessation of services hereunder or any damages resulting therefrom as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

The Accounting Agent shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorney’s fees) in any way due to the Investment Adviser’s or a Fund’s use of the accounting services or the performance of or failure to perform the Accounting Agent’s obligations under this Agreement.

Investment Adviser, each Fund any Third Party Agent or Authorized Price Sources from which the Accounting Agent shall receive or obtain certain records, reports and other data utilized or included in the accounting services provided hereunder are solely responsible for the contents of such information including, without limitation, the accuracy thereof and each such person shall make no claim against the Accounting Agent arising out of the contents of such third-party data including, but not limited to, the accuracy thereof. The Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered as a result of the Accounting Agent’s reasonable reliance on and utilization of such information, except as otherwise required by the Price Source Authorization with respect to the use of data obtained from Authorized Price Sources. The Accounting Agent shall have no responsibility and shall be without liability for any loss or damage caused by the failure of Investment Adviser, any Fund or any Third Party Agent to provide it with the information required by Section 2.1 above. Further, and without in any way limiting the generality of the foregoing, the Accounting Agent shall have no liability in respect of any loss, damage or expense suffered by the Fund or any third party, insofar as such loss, damage or expense arises from the performance of the Accounting Agent’s duties hereunder by reason of the Accounting Agent’s reliance upon records that were maintained for any Fund by any entity other than the Accounting Agent prior to the Investment Adviser’s appointment of the Accounting Agent pursuant to this Agreement.

Investment Adviser agrees to indemnify and hold the Accounting Agent free and harmless from any expense, loss, damage or claim, including reasonable attorney’s fees, suffered by the Accounting Agent and caused by or resulting from the acts or omissions of Investment Adviser, a Fund or any third-party whose services the Accounting Agent must rely upon in performing services hereunder.

Investment Adviser acknowledges and agrees that, with respect to investments a Fund maintains with an entity which may from time to time act as a transfer agent for uncertificated shares of registered investment companies (the “Underlying Transfer Agent”), such Underlying

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Transfer Agent is the sole source of information on the number of shares held by it on behalf of a Fund and that the Accounting Agent has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Accounting Agent in performing its duties under this Agreement.

SECTION 4. RESERVED.

SECTION 5. COMPENSATION OF ACCOUNTING AGENT.

The Accounting Agent shall be entitled to receive from the Investment Adviser reasonable compensation for its services and expenses as Accounting Agent, as agreed upon in writing from time to time between the Investment Adviser and the Accounting Agent. In the event that the Investment Adviser refuses, or is unable to pay such compensation, the Portfolio to which the Accounting Agent provided accounting services shall pay such compensation.

SECTION 6. TERM OF AGREEMENT; AMENDMENT.

6.1 The term of this Agreement shall be three years commencing upon the date hereof (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive three-year terms (each a “Renewal Term”) unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within 90 days of receipt of such notice.

6.2 Upon termination of the Agreement or termination of its coverage with respect to any Fund, the Investment Adviser shall pay to the Accounting Agent such compensation as may be due as of the date of such termination (or with respect to the applicable Fund with respect to a coverage termination) and shall likewise reimburse the Accounting Agent for any reasonable expenses incurred by the Accounting Agent in connection with the termination of this Agreement.

6.3 At any time after the termination of this Agreement, the Fund may, upon written request, have reasonable access to the records of the Accounting Agent relating to its performance of its duties as accounting agent.

SECTION 7. SUCCESSOR AGENT.

If a successor agent for any Fund shall be appointed by a Fund, the Accounting Agent shall upon termination deliver to such successor agent at the office of the Accounting Agent all properties of such Fund held by it hereunder. If no such successor agent shall be appointed, the Accounting Agent shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

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SECTION 8. GENERAL.

SECTION 8.1 MASSACHUSETTS LAW TO APPLY. This Agreement shall be governed by, construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts excluding that body of law applicable to conflicts of law.

SECTION 8.2 PRIOR AGREEMENTS. This Agreement supersedes and terminates, as of the date hereof, all prior agreements between any Fund and the Accounting Agent relating to fund accounting and recordkeeping services regarding such Fund.

SECTION 8.3 ASSIGNMENT. This Agreement may not be assigned by (a) Investment Adviser without the prior written consent of the Accounting Agent or (b) by the Accounting Agent without the prior written consent of Investment Adviser, except that either party may, without such prior consent, assign to an entity controlling, controlled by or under common control with such party or to a successor of all of or a substantial portion of its business.

SECTION 8.4 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation of this Agreement, the Accounting Agent and Investment Adviser may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of a Fund’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 8.5 ADDITIONAL FUNDS. In the event that Investment Adviser desires to appoint Accounting Agent to render accounting agent services to another fund under the terms of this Agreement, Investment Adviser shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such management investment company shall become a Fund hereunder and the Investment Adviser shall be bound by all terms and conditions and provisions hereof with respect to such Fund.

SECTION 8.6 ADDITIONAL PORTFOLIOS. In the event that any Fund establishes one or more series of Shares in addition to those set forth on Appendix A hereto with respect to which Investment Adviser desires to have the Accounting Agent render services as accounting agent under the terms hereof, Investment Adviser shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

SECTION 8.7 REMOTE ACCESS SERVICES ADDENDUM. Each Fund and the Accounting Agent hereby agree to the terms of the Remote Access Services Addendum hereto.

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SECTION 8.8 BUSINESS CONTINUITY PLAN. The Accounting Agent represents and warrants that it has business continuity plans that are reasonably designed to minimize any loss in its capacity to continue to perform its duties and obligations under this Agreement.

SECTION 8.9 NOTICES. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Investment Adviser:

STATE FARM INVESTMENT MANAGEMENT CORP.

Three State Farm Plaza South

Bloomington, Illinois 61791-0001

Attention: Secretary

Telephone: 309-766-6871

Telecopy: 309-763-9462

To the Accounting Agent:	STATE STREET BANK AND TRUST COMPANY
*[address]

Attention: [unit head or department head]
Telephone: 617-*[662/985-]
Telecopy: 617-*[662/985-]

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable twenty-four hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

SECTION 8.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement.

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SECTION 8.11 SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 8.12 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 8.10 CONFIDENTIALITY. The parties to the Agreement expressly acknowledge that in the course of their performance hereunder, they may learn or have access to certain confidential, investment, patent, copyright, business, trade secret, proprietary or other like information or products of the other party or of third parties, including but not limited to the other party’s investments, vendors, consultants, suppliers or customers (the “Information”). Anything in the Agreement to the contrary notwithstanding, the parties expressly agree that they will keep strictly confidential any such Information. Notwithstanding the foregoing, the Funds acknowledge that State Street and its affiliates may report and use nonpublic portfolio holdings information of its clients, including the Funds, on an aggregated basis with all or substantially all other client information and without specific reference to any Fund or Portfolio.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

SIGNATURE ATTESTED TO BY:		STATE FARM INVESTMENT MANAGEMENT CORP.

By:	/s/ David M. Moore	By:	/s/ Michael L. Tipsord
Name:	David M. Moore	Name:	Michael L. Tipsord
Title:	Assistant Secretary	Title:	Senior Vice President and Treasurer

SIGNATURE ATTESTED TO BY:		STATE FARM MUTUAL FUND TRUST

By:	/s/ David M. Moore	By:	/s/ Edward B. Rust, Jr.
Name:	David M. Moore	Name:	Edward. B. Rust, Jr.
Title:	Assistant Secretary	Title:	President

SIGNATURE ATTESTED TO BY:		STATE FARM VARIABLE PRODUCT TRUST

By:	/s/ David M. Moore	By:	/s/ Colleen Van Dyke
Name:	David M. Moore	Name:	Colleen Van Dyke
Title:	Assistant Secretary	Title:	Vice President

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SIGNATURE ATTESTED TO BY:		STATE STREET BANK AND TRUST COMPANY

By:	/s/ John R. Granger	By:	/s/ Joseph C. Antonellis

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APPENDIX A

TO

MASTER ACCOUNTING SERVICES AGREEMENT

MANAGEMENT INVESTMENT COMPANIES AND PORTFOLIOS THEREOF, IF ANY

State Farm Mutual Fund Trust

•	State Farm International Equity Fund

•	State Farm International Index Fund

•	State Farm S&P 500 Index Fund

•	State Farm LifePath Income Fund

•	State Farm LifePath 2010 Fund

•	State Farm LifePath 2020 Fund

•	State Farm LifePath 2030 Fund

•	State Farm LifePath 2040 Fund

•	State Farm LifePath 2050 Fund

State Farm Variable Product Trust

•	State Farm International Equity Fund

•	State Farm International Equity Index Fund

(i)

EXHIBIT A

TO

MASTER ACCOUNTING SERVICES AGREEMENT

Form of Price Source Authorization

(i)

SCHEDULE A

TO

MASTER ACCOUNTING SERVICES AGREEMENT

INFORMATION REQUIRED TO BE SUPPLIED	RESPONSIBLE PARTY

Portfolio Trade Authorizations	Investment Adviser
Currency Transactions	Investment Adviser
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Capital Stock Activity Report	Transfer Agent
Dividend/Distribution Schedule	Investment Adviser
Dividend/Distribution Declaration	Investment Adviser
Dividend Reconciliation/Confirmation	Transfer Agent
Corporate Actions	Third Party Vendors/Custodian
Expense Budget	Investment Adviser/Administrator
Amortization Policy	Investment Adviser
Accounting Policy/Complex Investments	Investment Adviser
Audit Management	Letter Auditor
Annual Shareholder Letter	Investment Adviser
Annual/Semi-Annual Reports	Investment Adviser/Administrator

(i)